       As filed with the Securities and Exchange Commission on May 9, 2008
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          COOPERATIVE BANKSHARES, INC.
             (exact name of registrant as specified in its charter)

         NORTH CAROLINA                                 56-1886527
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                201 MARKET STREET
                        WILMINGTON, NORTH CAROLINA 28401
                                 (910) 343-0181
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          COOPERATIVE BANKSHARES, INC.
                    STOCK-BASED RETIREMENT PLAN FOR DIRECTORS
                            (Full Title of the Plan)
                            ------------------------

                                                 COPIES TO:

                                                 ERIC S. KRACOV
FREDERICK WILLETTS, III                          EDWARD G. OLIFER
PRESIDENT AND CHIEF EXECUTIVE OFFICER            KILPATRICK STOCKTON LLP
COOPERATIVE BANKSHARES, INC.                     SUITE 900
201 MARKET STREET                                607 14TH STREET, NW
WILMINGTON, NORTH CAROLINA 28401                 WASHINGTON, D.C. 20005
(910) 343-0181                                   (202) 508-5800


            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

===================================================================================================================
          Title of                                     Proposed Maximum      Proposed Maximum         Amount of
      Securities to be                Amount          Offering Price Per    Aggregate Offering    Registration Fee
         Registered              to be Registered            Unit                  Price                (2)
-------------------------------------------------------------------------------------------------------------------
          $1.00
       Common Stock                   19,268(1)             $9.93               $191,324              $8.00
===================================================================================================================

(1) The shares being registered are offered under the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors (the "Plan") and are unsecured obligations of Cooperative Bankshares, Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Plan.
(2) Calculated in accordance with Rule 457(h) of the Securities Act of 1933 as amended, solely for the purpose of calculating the registration fee.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462.

COOPERATIVE BANKSHARES, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the Cooperative Bankshares, Inc. Stock-Based Retirement Plan for Directors (the "Plan") specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by Cooperative Bankshares, Inc. (the "Registrant" or the "Corporation") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes the consolidated statement of financial condition of the Registrant and its subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 2007, filed with the SEC on March 14, 2008 (File No. 000-24626).

         (b) The Corporation's Current Report on Form 8-K filed with the SEC on April 29, 2008 (except those portions filed under Items 2.02, 7.01 and 9.01 of form 8-K) (File No. 000-24626).

         (c) The description of the Registrant's common stock contained in the Registrant's Form 8-A 12G (File No. 000-24626), as filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder.

         (d) All documents filed by the Registrant, pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Stockton LLP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         GENERAL. Directors and officers of the Corporation may be entitled to indemnification provisions contained in the North Carolina Business Corporation Act (the "NCBCA") and the Corporation's Articles of Incorporation, as amended. The general effect of these provisions is summarized below:

         ARTICLES OF INCORPORATION. The Articles of Incorporation of the Corporation provides that in addition to and apart from the indemnification provided for in the North Carolina Business Corporation Act or a successor statute, the Corporation shall provide indemnification to its directors as follows:

         (a)  Indemnity. Any person who at any time serves or has served as a
              ---------
director of the Corporation shall have a right to be indemnified by the Corporation to the full extent allowed by applicable law against liability and litigation expense arising out of or connected with such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In no circumstances, however, shall the Corporation indemnify any such person against any liability or litigation expense incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.

         (b)  Determination of Right to Indemnity. Promptly after the final
              -----------------------------------
disposition or termination of any matter which involves liability or litigation expense as described in Section A above or at such earlier time as it sees fit, the Corporation shall determine whether any person described in Section A of this Article is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in Section A above, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in Section A , (iii) whether the liability was actually incurred and litigation expense was actually and reasonably incurred, and (iv) whether the liability and litigation expense were incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with "threatened" actions, suits or proceedings, who were not "threatened parties"). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

         (c)  Advance Expenses. (i) Litigation expense incurred by a person
              ----------------
described in Section A of this Article in connection with a matter described in Section A shall be paid by the Corporation in advance of the final disposition of the matter, if the Corporation receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined as provided in Section B above to be entitled to be indemnified by the Corporation. Requests for payments in advance of final disposition or termination shall be submitted in writing to the Corporation unless this requirement is waived by the Corporation. Before the first such payment is made, the Corporation shall have received the written undertaking referred to herein and notice of the request for advance payment shall have been given to the members of the board of directors.

                  (ii) Notwithstanding the foregoing subsection (i), no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, then notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Corporation. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly and unavoidably appears that the person requesting payment will not be entitled to indemnification.

         (d)  Settlements. The Corporation shall not be obligated to indemnify
              -----------
persons described in Section A of this Article for any amounts paid in settlement unless the Corporation consents in writing to the settlement. The Corporation shall not unreasonably withhold its consent to proposed settlements. The Corporation's consent to a proposed settlement shall not constitute an agreement by the Corporation that any person is entitled to indemnification hereunder; the Corporation shall waive the requirement of this Section for its written consent as fairness and equity may require.

         (e)  Application for Indemnity or Advances. (i) A person described in
              -------------------------------------
Section A above may apply to the Corporation in writing for indemnification or to advance expenses. Such application shall be addressed to the secretary, or, in the absence of the secretary, to any officer of the Corporation. The Corporation shall respond in writing to such applications as follows: to a request for indemnity under Section B, within ninety days after receipt of the application; to a request for advance expenses under Section C, within fifteen days after receipt of the application.

                  (ii) The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided in the preceding subsection (i). In any such action, the claimant shall be entitled to prevail upon establishing that he or she is entitled to indemnification or advance expenses but the Corporation shall have the burden of establishing, as a defense, that the liability or expense was incurred on account of activities which were, at the time taken, known or believed by the claimant to be clearly in conflict with the best interests of the Corporation. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including a reasonable attorney's fee) of such action.

         (f)  Incidents of Right of Indemnification. The right of
              -------------------------------------
indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this Article, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors' and officers' liability insurance policy maintained by the Corporation. Such right shall inure to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this Article serves or has served in any status or capacity described in Section A of this Article, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of this Article shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving corporations that are hereafter merged into or combined with the Corporation, except after the effective date of such merger or combination and only as to status and activities after such date.

         (g)  Savings Clause. If this Article or any portion hereof shall be
              --------------
invalidated on any ground by any court or agency of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section A of this Article to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

         NORTH CAROLINA BUSINESS CORPORATION ACT. Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith,
(ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and
(y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

         Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

         In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

         The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         None.

ITEM 8.  EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         List of Exhibits (filed herewith unless otherwise noted):

         5        Opinion of Kilpatrick Stockton LLP as to the legality of
                  the common stock to be issued.
         10.1     Cooperative Bankshares, Inc. Stock-Based Retirement Plan for
                  Directors(1)
         23.1     Consent of Kilpatrick Stockton LLP
                  (contained in the Opinion included as Exhibit 5)
         23.2     Consent of Dixon Hughes PLLC
         24       Power of Attorney (contained on the signature pages).

-----------------------------
(1) Incorporated herein by reference to Appendix A of the Corporation's Definitive Proxy Statement filed with the SEC on March 24, 2008 (File No. 000-24626)

ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Cooperative Bankshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina on May 9, 2008.

                                      COOPERATIVE BANKSHARES, INC.


                                      By: /s/ Frederick Willetts, III
                                          --------------------------------------
                                          Frederick Willetts, III
                                          President and Chief Executive Officer
                                          (principal executive officer)

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Frederick Willetts, III, as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Name                                           Title                                 Date
       ----                                           -----                                 ----

/s/ Frederick Willetts, III                 President, Chief Executive                    May 9, 2008
--------------------------------            Officer and Chairman
Frederick Willetts, III                     (principal executive officer)



/s/ Todd L. Sammons                         Senior Vice President and                     May 9, 2008
--------------------------------            Chief Financial Officer
Todd L. Sammons                             (principal financial and
                                            accounting officer)


/s/ F. Peter Fensel, Jr.                    Director                                      May 9, 2008
--------------------------------
F. Peter Fensel, Jr.



/s/ James D. Hundley                        Director                                      May 9, 2008
--------------------------------
James D. Hundley


                                                6



/s/ H. Thompson King, III                   Director                                      May 9, 2008
--------------------------------
H. Thompson King, III


/s/ R. Allen Rippy                          Director                                      May 9, 2008
--------------------------------
R. Allen Rippy


/s/ O. Richard Wright, Jr.                  Director                                      May 9, 2008
--------------------------------
O. Richard Wright, Jr.



                                                EXHIBIT INDEX
                                                -------------

                                                                                                              Sequentially
                                                                                                                Numbered
                                                                                                                  Page
Exhibit No.            Description                                       Method of Filing                       Location
-------------------    ---------------------------------------------     --------------------------------    ----------------

        5              Opinion of Kilpatrick Stockton LLP                Filed herewith.

       10.1            Cooperative Bankshares, Inc.                      Incorporated herein by
                       Stock-Based Retirement Plan for Directors         reference.

       23.1            Consent of Kilpatrick Stockton LLP                Contained in the Opinion
                                                                         included as Exhibit 5.0.

       23.2            Consent of Dixon Hughes PLLC                      Filed herewith.

        24             Power of Attorney                                 Located on the signature page.




                                                   8